Exhibit 99.1

Contact:	610-337-1000	For Immediate Release:
	Hugh J. Gallagher, ext. 1029	August 7, 2012
Simon Bowman, ext. 3645
Shelly Oates, ext. 3202

UGI Reports Third Quarter Results, Reiterates Guidance for 2012

VALLEY FORGE, Pa., August 7—UGI Corporation (NYSE: UGI) today reported a net loss attributable to UGI of $6.3 million, or $0.06 per share, for the quarter ended June 30, 2012, compared to a net loss attributable to UGI of $7.2 million, or $0.06 per share, for the third quarter of fiscal 2011. Results for the current-year period include the after-tax impact of acquisition and transition costs of $3.4 million ($0.03 per share) associated with the Heritage Propane acquisition at AmeriGas and the Shell acquisition at our International Propane business.

Lon R. Greenberg, chairman and chief executive officer of UGI, said, “Despite weather this spring which was significantly warmer than normal, our earnings for the quarter, when adjusted to exclude the $0.03 per share in acquisition and transition expenses, were significantly better than last year’s quarter. This improvement reflects better results from both our International Propane businesses and our Utility businesses. While the extraordinarily warm spring weather in the U.S. continued to have an adverse impact on AmeriGas’s operating results, we were pleased with the excellent progress made by the AmeriGas team on the integration of Heritage Propane.”

Greenberg continued, “We are making significant progress in advancing our strategic initiatives across all of our business units and we are confident that this progress will be reflected in a marked improvement in earnings next year given a return to more normal winter weather conditions. AmeriGas is on track to deliver at least $50 million in net synergies in fiscal 2013 from the Heritage Propane acquisition. Our International Propane businesses have nearly completed the Shell acquisition integration effort and we expect this transaction to contribute to earnings next year. Our Gas Utility is accelerating the pace of infrastructure replacement and at the same time will add a record number of new gas heating customers this year primarily through conversions from heating oil. The Hunlock electric generation plant came online at full capacity during the quarter and has had higher than expected utilization. Finally, our Midstream & Marketing business continues to make good progress on their Auburn II gathering project and recently announced positive results from the Commonwealth Pipeline’s non-binding open season.”

Greenberg concluded, “We continue to expect to report diluted earnings per share of between $1.65 and $1.75 for the full fiscal year ending September 30, 2012. This guidance includes an estimate of the dilutive impact associated with the acquisition and transition costs that we expect to incur at AmeriGas and in our International Propane business of approximately $0.12 per share as well as the impact of the loss on extinguishment of debt at AmeriGas of $0.02 per share. We look forward to providing fiscal 2013 guidance and an update on our strategic initiatives at UGI’s Analyst Day on October 17th.”

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UGI Reports Third Quarter Results, Reiterates Guidance for 2012	Page 2

Segment Performance (Millions, except where otherwise indicated)

AmeriGas Propane:

For the three months ended June 30,	2012	2011	Favorable (unfavorable)
Revenues	$571.9	$470.8	$101.1	21.5%
Total margin (a)	$237.9	$170.0	$67.9	39.9%
Partnership EBITDA	$1.8	$31.1	$(29.3)	(94.2)%
Operating (loss) income	$(48.4)	$6.7	$(55.1)	NM
Loss before income taxes	$(90.1)	$(9.0)	$(81.1)	NM

Retail gallons sold	204.0	155.1	48.9	31.5%
Degree days—% (warmer) than normal	(23.8)%	(1.4)%

•	Weather nationwide was 23.8% warmer than normal and 22.7% warmer than the prior-year period.

•	Retail gallons sold increased due to the Heritage Propane acquisition (approximately 69 million gallons) partially offset by a lack of heating-related demand at the AmeriGas legacy business.

•

Revenues for the quarter increased to $571.9 million, reflecting the impact of the Heritage Propane acquisition partially offset by the volume-related decline in revenues associated with the warm spring weather and lower average selling prices associated with lower propane product costs.

•	Total margin increased, reflecting incremental total margin from the Heritage Propane acquisition partially offset by the impact of the significantly warmer spring weather.

•

Operating and administrative expenses increased $95.8 million in the current-year period primarily due to incremental operating expenses associated with Heritage Propane’s operations and acquisition and transition expenses of $15.0 million.

•

Operating loss was $48.4 million compared to operating income of $6.7 million in the prior-year period. The increase in total margin ($67.9 million) was more than offset by the higher operating expenses and greater depreciation and amortization expenses ($25.0 million) primarily associated with the acquisition of Heritage Propane.

•	Loss before income taxes increased $81.1 million reflecting the lower operating results and higher interest expense ($26.1 million) resulting from debt issued to fund the Heritage Propane acquisition.

International Propane:

For the three months ended June 30,	2012	2011	Favorable
Revenues	$405.2	$263.3	$141.9	53.9%
Total margin (a)	$118.6	$93.4	$25.2	27.0%
Operating income (loss)	$1.2	$(15.0)	$16.2	NM
Loss before income taxes	$(6.4)	$(23.1)	$16.7	NM

Retail gallons sold	119.0	75.7	43.3	57.2%
Degree days—% (warmer) than normal (1):
Antargaz	(12.2)%	(47.4)%
Flaga	(26.9)%	(31.3)%

(1)	For comparability, degree day information is presented for the legacy Antargaz and Flaga businesses as they existed in the prior-year period.

•	International Propane operating results for the current-year period include the results of the Shell acquisition, which was completed in October 2011.

•

Weather at Flaga and Antargaz averaged 27% and 12% warmer than normal for the quarter, respectively. Weather at Antargaz, while significantly warmer than normal, was not as warm as the record-breaking warm weather experienced in the prior-year period.

•	Volumes increased primarily due to the Shell acquisition (approximately 40 million gallons).

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UGI Reports Third Quarter Results, Reiterates Guidance for 2012	Page 3

•

Total margin increased primarily due to incremental margin from the Shell acquisition (approximately $27 million) and higher total margin at the legacy Antargaz business, reflecting the effects of the colder weather and higher base currency unit margins partially offset by the effects of the weaker euro.

•	Average wholesale commodity prices for propane in northwest Europe were approximately 8% lower than in the prior-year period while butane prices were approximately 7% lower.

•

Operating income increased $16.2 million as the higher total margin and the impact of the weaker euro on our legacy businesses’ operating expenses were partially offset by incremental expenses associated with the acquired businesses.

•	Loss before income taxes decreased $16.7 million primarily reflecting the increase in operating income.

•

The average euro-to-dollar translation rate was $1.29 for the current-year period compared with $1.45 in the prior-year period. This difference in exchange rates did not have a material impact on net income attributable to UGI.

Gas Utility:

For the three months ended June 30,	2012	2011	Favorable (unfavorable)
Revenues	$122.3	$148.1	$(25.8)	(17.4)%
Total margin (a)	$70.9	$69.3	$1.6	2.3%
Operating income	$22.5	$17.2	$5.3	30.8%
Income before income taxes	$12.6	$7.3	$5.3	72.6%

System throughput—billions of cubic feet (“bcf”)
Core market	8.3	8.5	(0.2)	(2.4)%
Total	36.2	33.4	2.8	8.4%
Degree days—% (warmer) than normal	(19.0)%	(17.3)%

•	Weather was 19% warmer than normal and modestly warmer than the prior-year period.

•	The increase in total system throughput primarily reflects higher throughput to non-weather-sensitive low-margin interruptible customers.

•

Total margin increased primarily due to higher core market margin ($1.2 million) and higher delivery service total margin ($0.5 million). The fiscal year 2012-period total margin includes incremental margin from the August 2011 base rate increase at UGI Central Penn Gas.

•

Operating income and income before income taxes increased principally due to the increase in total margin and lower operating and administrative expenses including lower bad debts and employee benefits expenses.

Midstream & Marketing:

For the three months ended June 30,	2012	2011	(Unfavorable)
Revenues	$166.7	$217.1	$(50.4)	(23.2)%
Total margin (a)	$21.5	$24.0	$(2.5)	(10.4)%
Operating income	$4.9	$8.4	$(3.5)	(41.7)%
Income before income taxes	$3.7	$7.8	$(4.1)	(52.6)%

•

Total revenues decreased primarily due to lower revenues from natural gas marketing activities ($52.8 million) resulting from lower natural gas prices and lower volumes sold due in large part to warmer weather.

•

Total margin decreased, as lower margin from natural gas marketing activities ($5.9 million) was partially offset by greater margin from retail power sales ($2.2 million) and incremental margin from natural gas gathering activities.

•

Margin from electric generation was comparable to the prior year as the impact of greater kilowatt-hour sales from the repowered natural gas Hunlock Station were offset by lower average unit margins due in large part to the effects of lower natural gas prices. The Hunlock Station was out of service last year as it transitioned to a natural gas-fired generation station.

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UGI Reports Third Quarter Results, Reiterates Guidance for 2012	Page 4

•	Lower operating income reflects the decrease in total margin and higher depreciation expense associated with the Hunlock Station.

•

Income before income taxes reflects the lower operating income and higher interest expense related to increased borrowings under credit facilities. These borrowings were used to return a portion of capital contributions previously made by UGI to fund major Midstream & Marketing capital projects.

(a) Total margin represents total revenues less total cost of sales.

“NM” indicates that a particular variance calculation is “not meaningful”.

About UGI

UGI is a distributor and marketer of energy products and services. Through subsidiaries, UGI operates natural gas and electric utilities in Pennsylvania, distributes propane both domestically and internationally, manages midstream energy and electric generation assets in Pennsylvania, and engages in energy marketing in the Mid-Atlantic region. UGI, through subsidiaries, is the sole General Partner and owns 26% of AmeriGas Partners, L.P. (NYSE:APU), the nation’s largest retail propane distributor.

UGI Corporation will hold a live Internet Audio Webcast of its conference call to discuss third quarter earnings and other current activities at 4:00 PM ET on Tuesday, August 7, 2012. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com under Investor Relations. A telephonic replay will be available from 7:00 PM ET on August 7 through midnight Friday, August 10. The replay may be accessed at 1-855-859-2056, passcode 36869525 and International access 1-404-537-3406, passcode 36869525.

Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com

This press release contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations (particularly the euro), the timing of development of Marcellus Shale gas production, the timing and success of our commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses, including Heritage Propane, and achieve anticipated synergies. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-10	###	8/7/12

UGI CORPORATION

REPORT OF EARNINGS

(Millions of dollars, except per share)

(Unaudited)

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	June 30,		June 30,		June 30,
	2012	2011	2012	2011	2012	2011
Revenues:
AmeriGas Propane	$571.9	$470.8	$2,411.3	$2,077.8	$2,871.5	$2,458.8
International Propane	405.2	263.3	1,605.2	1,222.1	1,871.8	1,396.5
Gas Utility	122.3	148.1	696.8	921.7	801.5	1,046.9
Electric Utility	20.8	24.1	71.9	84.7	96.3	114.0
Midstream & Marketing	166.7	217.1	674.5	857.0	877.2	1,053.4
Corporate & Other (a)	(9.7)	(18.0)	(66.2)	(111.3)	(85.5)	(127.2)

Total revenues	$1,277.2	$1,105.4	$5,393.5	$5,052.0	$6,432.8	$5,942.4

Operating income (loss):
AmeriGas Propane	$(48.4)	$6.7	$206.7	$252.9	$196.7	$227.5
International Propane	1.2	(15.0)	113.1	100.8	98.4	90.2
Gas Utility	22.5	17.2	168.7	193.2	175.1	199.9
Electric Utility	2.6	2.4	9.2	9.0	11.6	11.6
Midstream & Marketing	4.9	8.4	59.4	76.7	65.6	121.3
Corporate & Other (a)	(2.0)	(2.5)	(7.2)	(6.1)	(8.0)	(5.2)

Total operating income	(19.2)	17.2	549.9	626.5	539.4	645.3
Loss from equity investees	(0.1)	(0.2)	(0.2)	(0.8)	(0.3)	(1.0)
Gain (loss) on extinguishments of debt	0.1	—	(13.3)	(18.8)	(32.6)	(18.8)
Interest expense:
AmeriGas Propane	(41.8)	(15.7)	(103.4)	(47.4)	(119.5)	(62.3)
International Propane	(7.5)	(7.9)	(23.1)	(20.6)	(30.7)	(26.6)
Gas Utility	(9.9)	(9.9)	(30.1)	(30.2)	(40.3)	(40.2)
Electric Utility	(0.6)	(0.7)	(1.7)	(1.8)	(2.3)	(2.3)
Midstream & Marketing	(1.2)	(0.6)	(3.6)	(2.0)	(4.3)	(2.2)
Corporate & Other, net (a)	(0.3)	(0.2)	(0.7)	(0.6)	(0.9)	(0.9)

Total interest expense	(61.3)	(35.0)	(162.6)	(102.6)	(198.0)	(134.5)

(Loss) income before income taxes	(80.5)	(18.0)	373.8	504.3	308.5	491.0
Income tax benefit (expense)	4.0	4.5	(113.2)	(147.2)	(96.8)	(152.3)

Net (loss) income	(76.5)	(13.5)	260.6	357.1	211.7	338.7
Less: net (loss) income attributable to noncontrolling interests,principally in AmeriGas Partners, L.P.	70.2	6.3	(46.5)	(101.8)	(20.0)	(81.3)

Net (loss) income attributable to UGI Corporation	$(6.3)	$(7.2)	$214.1	$255.3	$191.7	$257.4

(Loss) earnings per share attributable to UGI shareholders:
Basic	$(0.06)	$(0.06)	$1.90	$2.29	$1.71	$2.31

Diluted	$(0.06)	$(0.06)	$1.89	$2.26	$1.69	$2.29

Average common shares outstanding (thousands):
Basic	112,726	112,020	112,484	111,515	112,399	111,226

Diluted	112,726	112,020	113,295	113,046	113,354	112,527

Supplemental information:
Net (loss) income attributable to UGI Corporation:
AmeriGas Propane	$(12.3)	$(2.0)	$26.0	$50.6	$15.3	$41.4
International Propane	(8.1)	(14.8)	72.9	53.7	60.2	42.0
Gas Utility	7.0	4.5	84.4	102.1	81.6	101.7
Electric Utility	1.4	1.1	4.4	4.5	5.6	5.6
Midstream & Marketing	2.5	4.5	34.2	48.1	38.6	70.2
Corporate & Other (a)	3.2	(0.5)	(7.8)	(3.7)	(9.6)	(3.5)

Total net (loss) income attributable to UGI Corporation	$(6.3)	$(7.2)	$214.1	$255.3	$191.7	$257.4

(a)	Corporate & Other includes the elimination of certain intercompany transactions and, with respect to net income, consolidated effective tax rate adjustments.